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Exhibit 99.1

                              FOR IMMEDIATE RELEASE


HOLLY CORPORATION ANNOUNCES PURCHASE OF ADDITIONAL 45% SHARE OF RIO GRANDE PIPELINE COMPANY

         Dallas, Texas, June 30, 2003 -- Holly Corporation (AMEX: HOC) announced today that a wholly-owned, indirect subsidiary of Holly has purchased Juarez Pipeline Company's forty-five percent (45%) interest in Rio Grande Pipeline Company, adding to the twenty-five percent (25%) that the Holly subsidiary already owns. The purchase price was $27.5 million subject to certain purchase price adjustments. Juarez Pipeline Company is a wholly-owned, indirect subsidiary of The Williams Companies, Inc. (NYSE: WMB). The Rio Grande Pipeline Company, a partnership that will now be owned 70% by Holly and 30% by BP, serves Northern Mexico by transporting liquid petroleum gases ("LPGs") from a point near Odessa, Texas to Pemex Gas ("Pemex") at a point near El Paso, Texas. Pemex then transports the LPGs to its Mendez Terminal near Juarez, Mexico.

         "We are excited about the opportunity to increase our ownership share of Rio Grande Pipeline Company, given its strong performance to-date and the prospect for future growth," said Matthew P. Clifton, President of Holly Corporation.

         Holly, headquartered in Dallas, Texas, operates a 60,000 bpd refinery located in Artesia, New Mexico that is being expanded to 75,000 bpd, a 25,000 bpd refinery in Woods Cross, Utah, and a 7,500 bpd refinery in Great Falls, Montana. Holly also owns, leases and/or operates approximately 2,000 miles of crude oil and refined product pipelines in the west Texas and New Mexico region and refined product terminals in several states.

         The following is a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot give any assurances that these expectations will prove to be correct. Therefore, actual



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outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Such differences could be caused by a number of factors including, but not limited to, risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in the Company's markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products and market prices for crude oil, the possibility of constraints on the transportation of refined products, the possibility of inefficiencies or shutdowns in refinery operations or pipelines, effects of governmental regulations and policies, the availability and cost of financing to the Company, the effectiveness of the Company's capital investments and marketing strategies, the Company's efficiency in carrying out construction projects, the successful integration of the Woods Cross refinery, the completion of the proposed transaction with Frontier Oil Corporation, the possibility of terrorist attacks and the consequences of any such attacks, general economic conditions, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings. The Company assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:

Matthew P. Clifton, President
Holly Corporation
214/871-3555